News Release
Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588
____________________________________________________________________________
Molina Healthcare Reports Third Quarter 2020 Financial Results
Reports Third Quarter GAAP EPS of $3.10 and Adjusted EPS of $3.36

Long Beach, Calif., October 28, 2020 – Molina Healthcare, Inc. (NYSE: MOH) today reported net income for the third quarter of 2020 of $185 million, or $3.10 per diluted share, compared to net income of $175 million, or $2.75 per diluted share, for the third quarter of 2019. Adjusted EPS for the third quarter of 2020 was $3.36, compared to $2.83 for the third quarter of 2019. Financial results for the third quarter of 2020 are summarized below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	(In millions, except per share results)
Premium Revenue	$4,768	$4,084	$13,444	$12,085
Total Revenue	$5,021	$4,243	$14,188	$12,555
Pre-Tax Income	$262	$233	$910	$750
Net Income	$185	$175	$639	$569
GAAP EPS – Diluted	$3.10	$2.75	$10.65	$8.80
Adjusted EPS – Diluted (1)	$3.36	$2.83	$11.15	$8.84

MCR	85.9%	86.3%	84.9%	85.7%
G&A Ratio	7.3%	7.6%	7.3%	7.6%
Effective Tax Rate	29.5%	24.7%	29.8%	24.1%
After-Tax Margin	3.7%	4.1%	4.5%	4.5%
__________________

(1) See reconciliation of GAAP EPS to Non-GAAP Adjusted EPS at the end of this release.
Highlights
•Premium revenue was $4.8 billion for the third quarter of 2020, a 16.8% increase compared to the third quarter of 2019.
•Medical care ratio (MCR) was 85.9% for the third quarter of 2020, compared to 86.3% for the third quarter of 2019.
•General and administrative (G&A) expense ratio was 7.3% for the third quarter of 2020, a 30 basis point decrease compared to 7.6% for the third quarter of 2019.
•After-tax margin was 3.7% for the third quarter of 2020, compared to 4.1% for the third quarter of 2019.
•Net income increased to $185 million for the third quarter of 2020, compared to $175 million for third quarter of 2019.
•The Company estimates that the net effect of COVID-19 was negligible to slightly positive to the Company’s results for the third quarter of 2020.
•The Company’s full year GAAP earnings guidance range remains at $11.20 to $11.70 per diluted share.
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Molina Healthcare, Inc. Announces Third Quarter 2020 Results

October 28, 2020
“Our third quarter performance was marked by the continued delivery of solid earnings and the focused execution of our growth strategy, all achieved in the midst of a global pandemic,” said Joseph Zubretsky, president and CEO of Molina Healthcare. “We continue to take major steps forward in our transformation, expanding our business portfolio while staying focused on our members and customers to help them during this most difficult time.”

Recent Acquisitions

Affinity Acquisition
On September 29, 2020, Molina announced that it had entered into a definitive agreement to acquire substantially all of the assets of Affinity Health Plan. The net purchase price for the transaction is approximately $380 million, net of expected tax benefits and inclusive of an amount representing Molina’s target allocation of required regulatory capital. Molina intends to fund the purchase with cash on hand.

Passport Acquisition
On September 1, 2020, Molina closed on its acquisition of certain assets of Passport Health Plan, Inc., in Kentucky. Effective on that same date, the Kentucky Medicaid agency approved the novation of Passport’s Medicaid contract to Molina Healthcare of Kentucky, Inc. In connection with this transaction, Molina added approximately 325,000 Medicaid members in Kentucky.

Quarterly Performance Review

Premium Revenue
Premium revenue for the third quarter of 2020 increased 16.8% to $4.8 billion, compared to $4.1 billion for the third quarter of 2019.
For the nine months ended September 30, 2020, premium revenue increased 11.3% to $13.4 billion, compared to $12.1 billion for the comparable period in 2019. In both periods, the higher premium revenue reflected the increase in membership, primarily in Medicaid, and included the impact from the YourCare and Passport acquisitions.

COVID-19
In the third quarter of 2020, the net effect of all COVID-related impacts, including the reduced demand for some medical services and the cost of COVID-related care, along with premium refunds and related actions, was negligible to slightly positive to the Company’s results.

Medical Care Ratio
The consolidated MCR for the third quarter of 2020 improved to 85.9%, compared to 86.3% for the third quarter of 2019.
•Medicaid MCR: Decreased to 86.4%, compared to 88.1% for the third quarter of 2019. While COVID-related impacts were slightly favorable in the Medicaid business, the Company’s performance and resulting margins still exceeded the Company’s pre-COVID expectations.
•Medicare MCR: Unchanged at 85.6%, compared to the third quarter of 2019. While COVID‑related impacts were slightly favorable in the Medicare business, the Company’s performance and resulting margins still exceeded the Company’s pre-COVID expectations.
•Marketplace MCR: Increased to 81.6%, compared to 71.2% for the third quarter of 2019. The Marketplace MCR was negatively affected by COVID-related impacts and some modest underachievement of risk scores relative to the acuity of certain Marketplace members.
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Molina Healthcare, Inc. Announces Third Quarter 2020 Results

October 28, 2020
The consolidated MCR for the nine months ended September 30, 2020, improved to 84.9% compared to 85.7% for the comparable period in 2019.

General and Administrative Expense Ratio
General and administrative expenses decreased to 7.3% of total revenues for the third quarter of 2020, compared to 7.6% for the third quarter of 2019.
For the nine months ended September 30, 2020, the G&A ratio was 7.3% compared to 7.6% in the comparable prior-year period. In both periods, the ratio improved due to increased revenues, partially offset by increased costs associated with the COVID-19 pandemic.

Balance Sheet
Cash and investments at the parent company amounted to $1,286 million as of September 30, 2020, compared to $997 million as of December 31, 2019.

Cash Flow
Operating cash flows for the nine months ended September 30, 2020, amounted to $591 million, and were higher compared to the nine months ended September 30, 2019, primarily due to stronger operating results and the normal fluctuations in timing of premium receipts and government payments.

2020 Guidance
The Company has increased its full year 2020 total revenue guidance to approximately $19.6 billion, from its previous estimate of $18.8 billion, which reflects revenue from the Passport membership that was effective September 1, 2020, and higher Medicaid enrollment through the third quarter of 2020. The total revenue guidance includes $18.6 billion in premium revenue.
While the Company’s core performance is expected to remain strong through the fourth quarter of 2020, the Company is choosing to maintain its existing guidance. The Company is taking this cautious approach because of the continued uncertainty related to COVID’s impact on medical care costs and the possibility for additional COVID-related rate refunds.

2021 Outlook
The Company previously provided a 2021 premium revenue outlook. That outlook included a proforma estimate of the revenue associated with its announced acquisition of Magellan Complete Care, which is on track to close around the end of the year, and an estimate of the revenue expected from auto assigned membership in its new Kentucky Medicaid contract. That outlook, which included only a modest early estimate of organic growth, was 2021 premium revenue of $21.5 billion.
The 2021 outlook has improved now that the Company currently serves all of Passport’s existing membership in Kentucky, the majority of which Molina is expecting to keep. The Company’s expectation is not affected by a court ruling last Friday that a sixth player should be added to the Kentucky Medicaid program for 2021. That ruling did not rescind the Company’s Medicaid contract award, does not impact the earlier novation of the Passport Medicaid contract to Molina, and does not affect its status as a current incumbent in the program. The Company’s 2021 outlook has also improved with the announcement of the Affinity acquisition. The Company will provide full year 2021 guidance in its fourth quarter 2020 earnings release.

Conference Call
Management will host a conference call and webcast to discuss Molina Healthcare’s third quarter 2020 results at 8:00 a.m. Eastern Time on Thursday, October 29, 2020. The number to call for the interactive teleconference is (877) 883-0383 and the confirmation number is
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Molina Healthcare, Inc. Announces Third Quarter 2020 Results

October 28, 2020
2828216. A telephonic replay of the conference call will be available through Thursday, November 5, 2020, by dialing (877) 344-7529 and entering confirmation number 10148270. A live audio broadcast of this conference call will be available on Molina Healthcare’s website, molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.0 million members as of September 30, 2020. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This earnings release and the Company’s accompanying oral remarks contain forward-looking statements regarding its 2020 guidance, as well as its plans, expectations, and the Company’s anticipation regarding future developments. Actual results could differ materially due to numerous known and unknown risks and uncertainties. These risks and uncertainties are discussed under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and also in its Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020, and September 30, 2020. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, the Company can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or developments projected or contemplated by its forward-looking statements will in fact occur, and the Company cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company’s judgment as of October 28, 2020, and, except as otherwise required by law, the Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
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Molina Healthcare, Inc. Announces Third Quarter 2020 Results

October 28, 2020
MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	(In millions, except per-share amounts)
Revenue:
Premium revenue	$4,768	$4,084	$13,444	$12,085
Premium tax revenue	170	119	477	367
Health insurer fees reimbursed	69	—	206	—
Investment income and other revenue	14	40	61	103
Total revenue	5,021	4,243	14,188	12,555
Operating expenses:
Medical care costs	4,098	3,523	11,412	10,360
General and administrative expenses	368	323	1,030	953
Premium tax expenses	170	119	477	367
Health insurer fees	70	—	209	—
Depreciation and amortization	23	21	64	68
Other	3	—	9	5
Total operating expenses	4,732	3,986	13,201	11,753
Operating income	289	257	987	802
Other expenses, net:
Interest expense	27	22	72	67
Other expense (income), net	—	2	5	(15)
Total other expenses, net	27	24	77	52
Income before income tax expense	262	233	910	750
Income tax expense	77	58	271	181
Net income	$185	$175	$639	$569

Net income per share - Diluted	$3.10	$2.75	$10.65	$8.80

Diluted weighted average shares outstanding	59.6	63.6	60.0	64.6

Operating Statistics:
Medical care ratio	85.9%	86.3%	84.9%	85.7%
G&A ratio	7.3%	7.6%	7.3%	7.6%
Premium tax ratio	3.4%	2.8%	3.4%	2.9%
Effective income tax rate	29.5%	24.7%	29.8%	24.1%
After-tax margin	3.7%	4.1%	4.5%	4.5%

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Molina Healthcare, Inc. Announces Third Quarter 2020 Results

October 28, 2020
MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS

	Sept. 30,	Dec. 31,
	2020	2019
	Unaudited
	(Dollars in millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$3,196	$2,452
Investments	1,769	1,946
Receivables	1,775	1,406
Prepaid expenses and other current assets	213	163
Total current assets	6,953	5,967
Property, equipment, and capitalized software, net	395	385
Goodwill and intangible assets, net	265	172
Restricted investments	93	79
Deferred income taxes	74	79
Other assets	101	105
Total assets	$7,881	$6,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$2,289	$1,854
Amounts due government agencies	640	664
Accounts payable, accrued liabilities and other	566	502
Deferred revenue	61	249
Total current liabilities	3,556	3,269
Long-term debt	1,813	1,237
Finance lease liabilities	226	231
Other long-term liabilities	85	90
Total liabilities	5,680	4,827
Stockholders’ equity:
Common stock, $0.001 par value, 150 million shares authorized; outstanding: 59 million shares at September 30, 2020, and 62 million shares at December 31, 2019	—	—
Preferred stock, $0.001 par value; 20 million shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	181	175
Accumulated other comprehensive income	37	4
Retained earnings	1,983	1,781
Total stockholders’ equity	2,201	1,960
Total liabilities and stockholders’ equity	$7,881	$6,787
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Molina Healthcare, Inc. Announces Third Quarter 2020 Results

October 28, 2020
MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2020	2019

	(In millions)
Operating activities:
Net income	$639	$569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64	68
Deferred income taxes	(3)	7
Share-based compensation	43	29
Loss (gain) on debt repayment	5	(15)
Other, net	2	—
Changes in operating assets and liabilities:
Receivables	(369)	50
Prepaid expenses and other current assets	(98)	(6)
Medical claims and benefits payable	431	14
Amounts due government agencies	(24)	(355)
Accounts payable, accrued liabilities and other	55	37
Deferred revenue	(188)	(4)
Income taxes	34	4
Net cash provided by operating activities	591	398
Investing activities:
Purchases of investments	(670)	(1,938)
Proceeds from sales and maturities of investments	891	1,890
Net cash paid in business combinations	(62)	—
Purchases of property, equipment, and capitalized software	(64)	(30)
Other, net	3	(2)
Net cash provided by (used in) investing activities	98	(80)
Financing activities:
Proceeds from senior notes offering, net of issuance costs	789	—
Repayment of term loan facility	(600)	—
Common stock purchases	(453)	—
Proceeds from borrowings under term loan facility	380	220
Cash paid for partial termination of warrants	(30)	(514)
Cash paid for partial settlement of conversion option	(27)	(578)
Cash received for partial settlement of call option	27	578
Repayment of principal amount of convertible senior notes	(12)	(240)
Other, net	(5)	24
Net cash provided by (used in) financing activities	69	(510)
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	758	(192)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	2,508	2,926
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$3,266	$2,734
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Molina Healthcare, Inc. Announces Third Quarter 2020 Results

October 28, 2020
MOLINA HEALTHCARE, INC.
UNAUDITED HEALTH PLANS SEGMENT DATA
(Dollars in millions)

	Sept. 30,	Dec. 31,	Sept. 30,
	2020	2019	2019
Ending Membership by Government Program:
Medicaid	3,595,000	2,956,000	2,955,000
Medicare	113,000	101,000	102,000
Marketplace	325,000	274,000	289,000
Total	4,033,000	3,331,000	3,346,000

Ending Membership by Health Plan:
California	584,000	565,000	580,000
Florida	136,000	132,000	136,000
Illinois	282,000	224,000	224,000
Kentucky	325,000	—	—
Michigan	391,000	362,000	361,000
Ohio	348,000	288,000	292,000
South Carolina	153,000	131,000	134,000
Texas	357,000	341,000	350,000
Washington	947,000	832,000	818,000
Other (1)	510,000	456,000	451,000
Total	4,033,000	3,331,000	3,346,000
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(1)“Other” includes the Idaho, Mississippi, New Mexico, New York, Puerto Rico, Utah and Wisconsin health plans, which are not individually significant to the Company’s consolidated operating results.

	Three Months Ended September 30,
	2020			2019
	Premium Revenue	Medical Care Costs	MCR (1)	Premium Revenue	Medical Care Costs	MCR (1)

Medicaid	$3,754	$3,245	86.4%	$3,168	$2,790	88.1%
Medicare	632	541	85.6	559	479	85.6
Marketplace	382	312	81.6	357	254	71.2
Consolidated	$4,768	$4,098	85.9%	$4,084	$3,523	86.3%

	Nine Months Ended September 30,
	2020			2019
	Premium Revenue	Medical Care Costs	MCR (1)	Premium Revenue	Medical Care Costs	MCR (1)

Medicaid	$10,415	$8,988	86.3%	$9,239	$8,151	88.2%
Medicare	1,896	1,563	82.4	1,682	1,433	85.2
Marketplace	1,133	861	76.0	1,164	776	66.7
Consolidated	$13,444	$11,412	84.9%	$12,085	$10,360	85.7%
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(1)The MCR represents medical costs as a percentage of premium revenue.

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Molina Healthcare, Inc. Announces Third Quarter 2020 Results

October 28, 2020
MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in millions)

The Company’s claims liabilities include additional reserves to account for moderately adverse conditions based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior year” represent the amounts by which the original estimates of claims and benefits payable at the beginning of the year were more than the actual liabilities based on information (principally the payment of claims) developed since those liabilities were first reported. The following table presents the components of the change in medical claims and benefits payable for the periods indicated:

	Nine Months Ended		Year Ended Dec. 31, 2019
	September 30,
	2020	2019

	Unaudited
Medical claims and benefits payable, beginning balance	$1,854	$1,961	$1,961
Components of medical care costs related to:
Current year	11,478	10,613	14,176
Prior year	(66)	(253)	(271)
Total medical care costs	11,412	10,360	13,905
Change in non-risk and other provider payables	50	131	24
Payments for medical care costs related to:
Current year	9,500	8,996	12,554
Prior year	1,527	1,481	1,482
Total paid	11,027	10,477	14,036
Medical claims and benefits payable, ending balance	$2,289	$1,975	$1,854

Days in claims payable, fee for service (1)	52	50	50
______________________
(1)Claims payable includes primarily claims incurred but not paid, or IBNP. It also includes certain fee-for-service payables reported in medical claims and benefits payable amounting to $79 million, $42 million and $50 million, as of September 30, 2020, September 30, 2019, and December 31, 2019, respectively.

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Molina Healthcare, Inc. Announces Third Quarter 2020 Results

October 28, 2020
MOLINA HEALTHCARE, INC.
RECONCILIATION OF UNAUDITED NON-GAAP FINANCIAL MEASURES
(In millions)
The Company believes that certain non-generally accepted accounting principles, or non-GAAP, financial measures are useful supplemental measures to investors in comparing the Company’s performance to the performance of other public companies in the health care industry. These non-GAAP financial measures, presented below, should be considered as supplements to, and not as substitutes for or superior to, GAAP measures.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”): GAAP net income less depreciation and amortization, interest expense and income tax expense. The Company believes that EBITDA is helpful to investors in assessing the Company’s ability to meet the cash demands of its operating units.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income	$185	$175	$639	$569
Adjustments:
Depreciation and amortization	23	21	64	68
Interest expense	27	22	72	67
Income tax expense	77	58	271	181
EBITDA	$312	$276	$1,046	$885

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Molina Healthcare, Inc. Announces Third Quarter 2020 Results

October 28, 2020
MOLINA HEALTHCARE, INC.
RECONCILIATION OF UNAUDITED NON-GAAP FINANCIAL MEASURES CONTINUED
(In millions, except per diluted share amounts)

Adjusted net income: GAAP net income less amortization of intangible assets, premium deficiency reserves relating to the Company’s exit of the Puerto Rico Medicaid market, restructuring costs, loss (gain) on debt repayment, acquisition-related expenses (beginning in the third quarter of 2020), and the aggregate income tax effect calculated at the blended federal and state statutory tax rate. The Company believes that adjusted net income is helpful to investors in assessing the Company’s financial performance exclusive of the non-cash impact of the amortization of purchased intangibles and the impact of certain expenses and other items that management believes are not indicative of longer-term business trends and operations.
Adjusted net income per diluted share: Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis. Source data for the calculations is in thousands.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$185	$3.10	$175	$2.75	$639	$10.65	$569	$8.80
Adjustments:
Amortization of intangible assets	4	0.06	4	0.07	12	0.19	13	0.21
Premium deficiency reserve - Puerto Rico	10	0.17	—	—	10	0.17	—	—
Restructuring costs	3	0.04	—	—	9	0.15	5	0.08
Loss (gain) on debt repayment	—	—	2	0.04	5	0.08	(15)	(0.24)
Acquisition-related expenses (1)	4	0.07	—	—	4	0.06	—	—
Subtotal, adjustments	21	0.34	6	0.11	40	0.65	3	0.05
Income tax effect	(5)	(0.08)	(1)	(0.03)	(9)	(0.15)	(1)	(0.01)
Adjustments, net of tax	16	0.26	5	0.08	31	0.50	2	0.04
Adjusted net income	$201	$3.36	$180	$2.83	$670	$11.15	$571	$8.84

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(1)Beginning in the third quarter of 2020, reflects non-recurring costs associated with acquisitions, including various transaction and integration costs.
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